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                                                                   EXHIBIT 10.23


August 29, 2001


Dear Tina:

        In recognition of the important contributions you have made, and we expect will continue to make, to the success of Charlotte Russe Holding, Inc. (the "Company"), I am pleased to formalize in writing our commitment to you concerning the terms of your employment as Executive Vice President and Director of Stores for the Company. When signed by you, this agreement shall supersede and be in place of any prior agreements or understandings between us and shall be the sole and exclusive agreement between us pertaining to your employment with the Company.

DUTIES. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company.

BASE SALARY. Your base salary will continue to be paid at the rate of $150,000.00 gross per year; paid bi-weekly. Annually throughout your employment, the Board of Directors will review your base salary and determine the level of your base salary for the following year. All payments under this paragraph or any other paragraph of this agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable federal and state withholdings.

PERFORMANCE BONUS. You will be eligible for an annual bonus, as determined by the Board of Directors in its sole discretion, based upon your achievement and the Company's achievement of annual performance goals established by the Board of Directors. All decisions by the Board of Directors pertaining to bonus eligibility and/or achievement are final.

BENEFITS. You will receive a paid vacation per year (according to the Company's stated vacation policy) to be taken at such times as you and Company mutually agree upon. You will be eligible to participate in all benefit and welfare plans made generally available to senior management executives of the Company, as in effect from time to time, subject to Company's right to modify or terminate such plans or benefits at any time with respect to employees of similar rank and title.

TERMINATION OF EMPLOYMENT AND SEVERANCE. You understand and agree that this agreement is not meant to constitute a contract of employment for a specific term, and consequently your employment will be "at-will". What this means is that either you or the Company may terminate your employment at any time, without notice and with or without "Cause" (as defined herein). If the Company terminates your employment for Cause, or you terminate your employment, the Company's only obligation to you under this Agreement will be to continue to pay your base salary through the date of termination and pay to you any unused earned vacation as of the last date of your employment. If, however, the Company terminates your employment for any reason other than for Cause, including your death or disability, the Company will continue to pay your base salary for a period of six months following such termination (and will make these payments to your beneficiary in the event of death). In addition, if the Company terminates your employment as a result of a "Change of Control" (as defined herein), all of your outstanding stock options which are not then exercisable shall immediately become exercisable. There are certain conditions which must be met in order for you to receive any severance payment under this agreement. First, you must sign a general release agreement in favor of the Company. Second, you must abide by all terms of this agreement. The Company shall have the right to cease making any severance payment under this agreement in the event you breach any provision of it. Third, any severance payment(s) made to you under this Agreement shall be offset by the amount of any interim earnings you may have and will cease altogether when you obtain a new


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position which pays you compensation equal to or higher than your rate of compensation as of the last date of your employment with Charlotte Russe. You will not be entitled to any fringe benefits following termination of employment, except as specifically provided in writing in the applicable benefit plan or policy.

For purposes of this agreement, "Cause" means (i) willful breach of duty, gross neglect of duty, gross carelessness or gross misconduct in the performance of your duties; (ii) commission of a felony or other crime involving moral turpitude; (iii) commission of any act of dishonesty involving the Company; (iv) the unauthorized disclosure of material privileged or confidential information related to the Company or its employees, except as may be compelled by legal process or court order; (v) the commission of a willful act or omission which violates material Company policy, procedures, or otherwise constitutes unethical or detrimental business conduct; (vi) alcohol or controlled substance abuse that materially impacts the performance of your duties; or (vii) any other willful act or omission which, in the opinion of the Board of Directors of the Company has, or is reasonably likely to have, a material adverse impact upon the Company or its reputation; provided, however, that with respect to the first occurrence of any of the acts specified in clauses (i), (v), (vi) and (vii) above, you will have an opportunity to cure such act, violation or condition after receiving written notice from the Company. The amount of time to cure such act, violation or condition shall be in the sole discretion of the Company.

For purposes of this agreement, "Change of Control" means the merger or consolidation of the Company with or into, or the sale of all or substantially all the assets of the Company to, another entity or group of entities where at least 50% of the combined voting power of the continuing, surviving or acquiring entity's outstanding securities immediately after such merger, consolidation, or acquisition is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization, or (ii) the acquisition, directly or indirectly, of capital stock representing more than 50% of the voting power of the then outstanding shares of the Company's capital stock by any person or persons acting as a group; provided, however, that a Change of Control shall not include any merger or consolidation with or into, any sale of assets to, or any acquisition of capital stock by funds advised by Saunders Karp & Megrue, L.P. or any entity controlled by such funds.

RESTRICTED ACTIVITIES. During the term of your employment with the Company, you will not, directly or indirectly, be connected as an officer, employee, Board member, consultant, advisor, owner or otherwise (whether or not for compensation) with any business which competes with any business of the Company or its subsidiaries in any area where such business is then being conducted or actively planned by the Company or a subsidiary. During the term of your employment with the Company, and for a period of two years thereafter, you will not, and you will not assist any other person or entity to, hire or solicit the employment of any employees of the Company or any of its subsidiaries (or any person who in the prior six months was such an employee) or otherwise seek to induce any such employee to terminate his or her employment with the Company or any of its subsidiaries. Other than in connection with the performance of your duties for the Company, you will not disclose to any person or entity any information obtained by you while in the employ of the Company, the disclosure of which may be adverse to the interests of the Company, or use any such information to the detriment of the Company. You understand that your commitments in this paragraph are in exchange for the Company's commitments to you in this letter, and that the restrictions contained in the preceding two sentences apply after your employment terminates, regardless of the reason for such termination.

MISCELLANEOUS. The headings in this agreement are for convenience only and do not affect the meaning hereof. This letter constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, whether written or oral, with respect to your employment and compensation and all matters pertaining thereto. This agreement shall be governed by and construed in accordance with the law of the State of California. Should any action or proceeding be brought to construe or enforce the terms and conditions of this agreement, the losing party will pay to the prevailing party all court costs and reasonable attorneys' fees and costs incurred in such action or proceeding.


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DISPUTES. Any dispute between the Company and you concerning the meaning or interpretation of this Agreement, or any alleged breach thereof, shall be resolved in a binding arbitration to be conducted in San Diego, California before a single neutral arbitrator to be selected by the parties from a list of arbitrators on the Employment Dispute Panel of the Judicial Arbitration and Mediation Service ("JAMS"). Arbitration shall be initiated by the party desiring arbitration by serving written notice to the other. Said arbitration shall be conducted no later than 120 days following the date of said written notice, absent the written agreement of the parties otherwise. The prevailing party in such an arbitration shall be entitled to costs of suit and attorneys' fees, in addition to any award by the arbitrator.

PARTIAL INVALIDITY. If the application of any provision of this agreement is held invalid or unenforceable, the remaining provisions shall not be affected , but will continue to be given full force and effect as if the part held invalid or unenforceable had not been included.

ACCEPTANCE. In accepting the terms and conditions reflected in this letter, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this letter. If this letter reflects your understanding, please sign and return a copy to me, whereupon it shall become a binding agreement between the Company and you.

Very truly yours,

Charlotte Russe Holding, Inc.


By /s/ BERNARD ZEICHNER
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   Bernard Zeichner
   Chairman and Chief Executive Officer

Accepted and Agreed To:

/s/ R. TINA KERNOHAN          Date: September 6, 2001
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R. Tina Kernohan



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